Exhibit 99.1
STONE ENERGY CORPORATION
Announces Fourth Quarter and Year-End 2006 Results
LAFAYETTE, LA. February 26, 2007
     Stone Energy Corporation (NYSE: SGY) today announced a fourth quarter and full year 2006 net loss of $298.5 million and $254.2 million, respectively. The reported loss for both the fourth quarter and year-end 2006 includes an after-tax charge of $330.5 million incurred due to a ceiling test write-down based on a year-end Henry Hub gas price of $5.64 per MMBtu and a WTI oil price of $61.05 per barrel. Under the full cost method of accounting, a non-cash ceiling test write-down occurs if the net capitalized costs of our proved oil and gas properties exceed the estimated discounted future net cash flows from proved reserves using year-end pricing. This charge does not impact cash flow from operating activities, but does reduce net income.
     The full year 2006 net loss of $254.2 million, or a loss of $9.29 per share, on revenue of $686.3 million compared to 2005 net income of $136.8 million, or income of $5.02 per share, on revenue of $636.2 million. For the fourth quarter of 2006, the net loss of $298.5 million, or a loss of $10.85 per share, on oil and gas revenue of $179.2 million, compared to net income of $26.4 million or $0.96 per share on oil and gas revenue of $135.6 million for the fourth quarter of 2005. On a per share basis, the previously mentioned $330.5 million after-tax charge impacted the fourth quarter and full year 2006 by $12.01 and $12.08 per share, respectively. In addition, Stone recorded other income of $33.3 million in the fourth quarter 2006, which substantially offset a previous charge related to the terminated merger between Stone and Plains Exploration. The merger related income totaled $51.5 million for the year 2006, which was substantially offset by $50.0 million in merger expenses. All per share amounts are on a diluted basis.
     Discretionary cash flow for 2006 totaled $456.4 million compared to $465.7 million during 2005. Net cash flow provided by operating activities, as defined by generally accepted accounting principles (GAAP), totaled $399.0 million and $461.2 million during the years ended December 31, 2006 and 2005, respectively. During the fourth quarter of 2006, discretionary cash flow increased 36% to $126.5 million compared to $93.3 million generated during the comparable 2005 period. Net cash flow provided by operating activities totaled $105.8 million and $59.2 million during the three months ended December 31, 2006 and 2005, respectively. (Please see “Non-GAAP Financial Measure” and the accompanying financial statements for a reconciliation of discretionary cash flow, a non-GAAP financial measure, to net cash flow provided by operating activities.)
     Net daily production volumes for 2006 averaged approximately 211 million cubic feet of gas equivalent (MMcfe), or 7% less than the 228 MMcfe per day produced during 2005. Net daily production volumes during the fourth quarter of 2006 averaged approximately 229 MMcfe, or 46% higher than the average net daily production of 157 MMcfe produced during the fourth quarter of 2005. Production volumes during 2006 were lower than volumes produced during 2005 due to the combination of natural declines from producing wells and extended Gulf Coast production shut-ins due to Hurricanes Katrina and Rita.
     Prices realized during the year ended December 31, 2006 averaged $62.40 per barrel (Bbl) of oil and $7.75 per thousand cubic feet (Mcf) of natural gas representing a 16% increase on a Mcfe basis compared to $50.53 per Bbl of oil and $7.24 per Mcf of natural gas realized during the year ended December 31, 2005. Prices realized during the fourth quarter of 2006 averaged $56.79 per Bbl of oil and $7.48 per Mcf of natural gas, which represents a 10% decrease, on a Mcfe basis, over fourth quarter 2005 average realized prices of $53.42 per Bbl of oil and $9.63 per Mcf of natural gas. All unit pricing amounts include the cash settlement of effective hedging contracts.
     During the fourth quarter and full year 2006, effective hedging transactions increased the average price received for natural gas by $1.10 and $0.85 per Mcf, respectively. Realized oil prices during the fourth quarter and full year 2006 were increased by $0.05 and $0.02 per Bbl, respectively. Hedging transactions reduced realized oil and gas prices during the fourth quarter and full year 2005 by $4.56 and $2.26 per Bbl and $2.03 and $0.58 per Mcf, respectively.

     Lease operating expenses, including major maintenance costs, incurred during 2006 totaled $159.0 million compared to $114.7 million incurred during 2005. For the three months ended December 31, 2006 and 2005, lease operating expenses were $39.2 million and $26.2 million, respectively. During the fourth quarter of 2006, lease operating expenses included an approximate $8.5 million increase in property and control-of-well insurance premiums and $11.6 million of repairs in excess of estimated insurance recoveries related to damage from Hurricanes Katrina, Rita and Ivan. For the full year 2006, lease operating costs included an approximate $19.1 million increase in property and control-of-well insurance premiums and $24.3 million of repairs in excess of estimated insurance recoveries related to damage from Hurricanes Katrina, Rita and Ivan. Lease operating expenses for 2006 were also impacted by an increase in the number of active wells and increased major maintenance repair activity.
     Depreciation, depletion and amortization (DD&A) expense on oil and gas properties totaled $316.8 million during 2006, compared to $238.3 million during 2005. DD&A expense on oil and gas properties for the three months ended December 31, 2006 totaled $95.5 million compared to $48.8 million during the comparable period of 2005. The increase in DD&A on a unit basis is attributable to the unit cost of current year net reserve additions (including future development costs) exceeding the per unit amortizable base as of the beginning of the year.
     Salaries, general and administrative (SG&A) expenses (exclusive of incentive compensation) totaled $34.3 million during 2006, compared to $22.7 million during 2005. SG&A expenses for the three months ended December 31, 2006 (exclusive of incentive compensation) totaled $9.2 million compared to $8.0 million during the comparable quarter of 2005. The increase in SG&A expenses is due to additional compensation expense associated with restricted stock issuances and stock option expensing, higher legal and consulting fees and salary adjustments.
     Borrowings outstanding at December 31, 2006 under our bank credit facility totaled $172.0 million with a weighted average interest rate of approximately 6.9%. Additionally, we had letters of credit totaling $52.8 million, resulting in $100.2 million of available borrowings at December 31, 2006. The borrowing base under the credit facility is re-determined periodically based on the bank group’s evaluation of our proved oil and gas reserves.
     As a result of the issuance of our $225 million senior floating rate notes in June 2006 and increased interest rates, interest expense increased to $11.5 million in the fourth quarter of 2006 compared to $5.6 million in the fourth quarter of 2005. Interest expense totaled $35.9 million and $23.2 million for 2006 and 2005, respectively.
     Additions to oil and gas property costs during the fourth quarter of 2006 totaled $54.4 million, which includes $5.2 million of capitalized salaries, general and administrative expenses and $4.8 million of capitalized interest. For 2006, additions to oil and gas property costs of $639.2 million include $188.1 million of property acquisition costs, $23.3 million of capitalized salaries, general and administrative expenses, $18.2 million of capitalized interest and $35.6 million in hurricane related expenditures. These investments were financed with cash flow from operating activities, working capital, proceeds from the senior floating rate notes issued in June 2006, and bank borrowings.
Operations Update
Gulf Coast Basin
     Stone currently has one rig operating in the Gulf of Mexico (GOM) with a commitment through June 2007, and a second rig to be contracted on a spot basis in the second quarter. Stone expects to drill seven operated wells in the GOM in 2007, focusing primarily on lower risk exploitation targets. One well has been successfully drilled at South Marsh Island Block 108, five wells are projected to be drilled in the East Cameron Block 64 area, with one well planned at Main Pass Block 74.
Rocky Mountain Region
     In the fourth quarter of 2006, Stone drilled or participated in one well in Pinedale, one well in Jonah and nine wells in the Williston Basin. During 2006, three Pinedale wells, nine Jonah wells and 31 Bakken development wells were drilled with a 100% success rate. Stone is currently operating a three-rig drilling program in the Rocky Mountain Region (Williston Basin, Jonah, and other Rocky Mountain properties), although expects to drop a two-rig program in the second quarter. Stone expects to drill or participate in approximately 30 wells in the Rocky Mountain Region in 2007 assuming no divestment of these properties occurs.

International
     Bohai Bay, China. As previously announced, Stone drilled its first well, the CFD 22-2-1 Well, on the 09/18 concession in Bohai Bay, China during the second quarter of 2006 and encountered potential oil pay in two separate intervals. The possible discovery is awaiting appraisal to determine if it is commercial and whether development will proceed. Drilling was completed on the second exploratory test well, the CFD 7-3-1, in the 09/06 concession in Bohai Bay in December 2006. The well encountered hydrocarbon-bearing sands in the Dongying formation and flow-tested gas and condensate from a limited reservoir and was plugged and abandoned. Stone recently spud its third well in the original 09/18 concession near the CFD 22-2-1 well, with a possible appraisal well to follow. In 2006, Stone entered into an agreement to participate in the drilling of two exploratory wells on the 09/18 and 09/06 offshore concessions in Bohai Bay, China. After the drilling of the two wells, it has been determined that additional drilling will be necessary to evaluate the commercial viability of this project. Stone has potential to earn interests in the two concessions, which collectively cover approximately 750,000 acres.
Estimated Proved Reserves
     As reported in its February 13, 2007 press release, 2006 year end estimated proved reserves totaled 591 Bcfe (billion cubic feet of natural gas equivalent), as compared with 593 Bcfe at year-end 2005. This includes 409 Bcfe located in the GOM/Gulf Coast, with the remaining 182 Bcfe located in the Rocky Mountain Region. Natural gas represented 58% of the reserves, with the remaining 42% being oil. Approximately 71% of the estimated proved reserves were classified as proved developed. All of Stone’s 2006 year-end estimated proved reserves were independently engineered by nationally recognized engineering firms.
Divestiture Program
     As previously announced, Stone plans to divest properties in 2007 to materially reduce its debt. Merrill Lynch Petrie Divestiture Advisors will be advising Stone in the possible divestiture of some or all of its Rocky Mountain Region properties. Stone also expects to divest selected GOM and Gulf Coast properties.
2007 Guidance
     Estimates for Stone’s future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes, and numerous other factors. Our estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Lease operating expenses, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of our properties and the amount of maintenance activity required. Estimates of DD&A rates can vary according to reserve additions, capital expenditures, future development costs and other factors. Therefore, we can give no assurance that our future production volumes, lease operating expenses or DD&A rate will be as estimated.
     The following 2007 guidance does not account for any adjustments from the announced divestiture program. The timing and scope of this program is uncertain and therefore the following guidance assumes the properties are held for all of 2007. Stone will adjust its 2007 guidance when the timing and scope of the divestiture program becomes more certain.
     Capital Expenditure Budget. The current 2007 budget is $320 million which excludes acquisitions, capitalized interest and G&A, and hurricane related expenditures. Stone expects to spend approximately 47% of the 2007 capital budget on its Gulf of Mexico (GOM) exploitation program, another 11% on operated GOM facilities and plug and abandonment projects, and an estimated 27% in the Rocky Mountains and Williston Basin. Stone has allocated the remaining 15% of the 2007 budget primarily to Stone’s exploration venture in Bohai Bay and the purchase of additional deep water seismic.
     Production. For the first quarter of 2007, Stone expects net daily production to average between 220-230 MMcfe. Stone expects full year 2007 average daily production to be in the range of 200-230 MMcfe per day.

     Lease Operating Expenses. Stone expects lease operating costs, excluding production taxes, to range between $170-$185 million for 2007 based upon current operating conditions and budgeted maintenance activities. This estimate includes projected major maintenance expense of $40-$45 million which incorporates approximately $12 million for the re-drilling of a well lost from Hurricane Rita. The estimate also includes a full year of higher insurance costs since Stone’s premiums are based on a May 1st policy period.
     Depreciation, Depletion & Amortization. Stone expects its DD&A rate to range between $3.60 -$3.90 per Mcfe during 2007.
     Salaries, General & Administrative Expenses. Stone expects its SG&A expenses (excluding incentive compensation expense) to range between $30-$33 million during 2007.
     Corporate Tax Rate. For 2007, Stone expects its corporate tax rate to remain between 35%-36%.
Hedge Position
     The following table illustrates Stone’s derivative positions for calendar years 2007 and 2008.

	Zero-Premium Collars
	Natural Gas			Oil
	Daily			Daily
	Volume	Floor	Ceiling	Volume	Floor	Ceiling
	(MMBtus/d)	Price	Price	(Bbls/d)	Price	Price
2007	20,000	$7.50	$10.40	3,000	$60.00	$78.35
2007	60,000 *	7.00	9.40	3,000	60.00	93.05
2008				3,000	60.00	90.20
* March-December
Non-GAAP Financial Measure
     In this press release, we refer to a non-GAAP financial measure we call “discretionary cash flow.” Management believes discretionary cash flow is a financial indicator of our company’s ability to internally fund capital expenditures and service debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP. (See reconciliation of discretionary cash flow to cash flow provided by operating activities in the Consolidated Statement of Operations and Net Cash Flow Information.)

Other Information
     Stone Energy has planned a conference call for 10:00 a.m. Central Time on Tuesday, February 27, 2007 to discuss the operational and financial results for the fourth quarter of 2006. Anyone wishing to participate should visit our website at www.StoneEnergy.com for a live web cast or dial 1-877-228-3598 and request the “Stone Energy Call.” If you are unable to participate in the original conference call, a replay will be available immediately following the completion of the call on Stone Energy’s Web site. The replay will be available for one week.
     Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition and subsequent exploration, development, operation and production of oil and gas properties located in the conventional shelf of the Gulf of Mexico, the deep shelf of the Gulf of Mexico, the deepwater of the Gulf of Mexico, the Rocky Mountain region and the Williston Basin. Stone is also engaged in an exploratory joint venture in Bohai Bay, China. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-237-0410-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com.
     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.

STONE ENERGY CORPORATION
SUMMARY STATISTICS
(In thousands, except per share/unit amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
FINANCIAL RESULTS				(1)
Net income (loss)	($298,536)	$26,395	($254,222)	$136,764
Net income (loss) per share	($10.85)	$0.96	($9.29)	$5.02
PRODUCTION QUANTITIES
Oil (MBbls)	1,789	758	5,593	4,838
Gas (MMcf)	10,370	9,869	43,508	54,129
Oil and gas (MMcfe)	21,104	14,417	77,066	83,158
AVERAGE DAILY PRODUCTION
Oil (MBbls)	19	8	15	13
Gas (MMcf)	113	107	119	148
Oil and gas (MMcfe)	229	157	211	228
REVENUE DATA (2)
Oil revenue	$101,604	$40,490	$348,979	$244,469
Gas revenue	77,595	95,084	337,321	391,771

Total oil and gas revenue	179,199	$135,574	$686,300	$636,240
AVERAGE PRICES (2)
Oil (per Bbl)	$56.79	$53.42	$62.40	$50.53
Gas (per Mcf)	7.48	9.63	7.75	7.24
Per Mcfe	8.49	9.40	8.91	7.65
COST DATA
Lease operating expenses	$39,218	$26,161	$159,043	$114,664
Salaries, general and administrative expenses	9,174	8,007	34,266	22,705
DD&A expense on oil and gas properties	95,471	48,761	316,781	238,269
AVERAGE COSTS (per Mcfe)
Lease operating expenses	$1.86	$1.81	$2.06	$1.38
Salaries, general and administrative expenses	0.43	0.56	0.44	0.27
DD&A expense on oil and gas properties	4.52	3.38	4.11	2.87
AVERAGE SHARES OUTSTANDING — Diluted	27,524	27,392	27,366	27,244

(1)	First six months of 2005 represent restated numbers.

(2)	Includes the cash settlement of effective hedging contracts.

STONE ENERGY CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
AND NET CASH FLOW INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
STATEMENT OF OPERATIONS				(1)
Operating revenue:
Oil production	$101,604	$40,490	$348,979	$244,469
Gas production	77,595	95,084	337,321	391,771

Total operating revenue	179,199	135,574	686,300	636,240

Operating expenses:
Lease operating expenses	39,218	26,161	159,043	114,664
Production taxes	1,957	3,481	13,472	13,179
Depreciation, depletion and amortization	96,482	49,661	320,696	241,426
Write-down of oil and gas properties	510,013	-	510,013	—
Accretion expense	3,153	1,790	12,391	7,159
Salaries, general and administrative expenses	9,174	8,007	34,266	22,705
Incentive compensation expense	726	(7)	4,356	1,252
Derivative expenses	(18)	(1,443)	(2,688)	3,388

Total operating expenses	660,705	87,650	1,051,549	403,773

Income (loss) from operations	(481,506)	47,924	(365,249)	232,467

Other (income) expenses:
Interest	11,545	5,605	35,931	23,151
Other income	(2,498)	(1,236)	(7,186)	(3,894)
Merger expense reimbursement	(33,300)	—	(51,500)	—
Other expense	—	—	5	—
Merger expenses	3,056	—	50,029	—

Total other expenses (income)	(21,197)	4,369	27,279	19,257

Income (loss) before taxes	(460,309)	43,555	(392,528)	213,210

Provision for income taxes:
Current	57	—	227	—
Deferred	(161,830)	17,160	(138,533)	76,446

Total income taxes	(161,773)	17,160	(138,306)	76,446

Net income (loss)	($298,536)	$26,395	($254,222)	$136,764

NET CASH FLOW INFORMATION
Reconciliation of non-GAAP financial measure:
Discretionary cash flow	$126,496	$93,334	$456,392	$465,668
Net working capital changes and other	(2,143)	(31,161)	(38,812)	(714)
Settlement of asset retirement obligations	(18,545)	(2,953)	(18,545)	(3,741)

Net cash flow provided by operating activities	$105,808	$59,220	$399,035	$461,213

(1)	First six months of 2005 represent restated numbers.

STONE ENERGY CORPORATION
CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$58,862	$79,708
Accounts receivable	241,829	211,685
Fair value of hedging contracts	11,017	7,471
Other current assets	965	2,795

Total current assets	312,673	301,659
Oil and gas properties — United States:
Proved, net	1,569,947	1,564,312
Unevaluated	173,925	246,647
Oil and gas properties — China (unevaluated)	40,553	—
Building and land, net	5,811	5,521
Fixed assets, net	8,302	9,331
Other assets, net	17,260	12,847

Total assets	$2,128,471	$2,140,317

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable to vendors	$120,532	$160,682
Undistributed oil and gas proceeds	39,540	59,187
Asset retirement obligations	130,341	53,894
Other current liabilities	20,415	11,390

Total current liabilities	310,828	285,153
Bank debt	172,000	163,000
Senior Floating Rate Notes due 2010	225,000	—
8 1/4% Senior Subordinated Notes due 2011	200,000	200,000
6 3/4% Senior Subordinated Notes due 2014	200,000	200,000
Deferred taxes	94,560	231,961
Asset retirement obligations	210,035	113,043
Other long-term liabilities	4,408	3,037

Total liabilities	1,416,831	1,196,194

Common stock	276	272
Additional paid-in capital	502,747	500,228
Unearned compensation	—	(15,068)
Retained earnings	200,929	455,183
Treasury stock	(1,161)	(1,348)
Accumulated other comprehensive income	8,849	4,856

Total stockholders’ equity	711,640	944,123

Total liabilities and stockholders’ equity	$2,128,471	$2,140,317